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                                                                 EXHIBIT 10.9A
                                                               115 Flanders Road

                  LEASE EXTENSION AND MODIFICATION AGREEMENT
                  ------------------------------------------

     THIS LEASE EXTENSION AND MODIFICATION AGREEMENT is made as of April 1, 1993, by and between AETNA REAL ESTATE ASSOCIATES, L.P., a Delaware limited partnership having a mailing address in care of Aetna Realty Investors, Inc., 242 Trumbull Street, Hartford, CT 06156, Attention: Equities Management ("Landlord"), and BANYAN SYSTEMS, INCORPORATED, a Massachusetts corporation having it's principal place of business at 120 Flanders Road, Westborough, MA 01581-1033 ("Tenant").

                             W I T N E S S E T H:

     WHEREAS, pursuant to certain Lease Agreement (the "Lease Agreement") dated November 14, 1986 by and between Arthur DiMartino, Jr., Trustee of Flanders Realty Trust, as landlord ("Flanders"), and Tenant, as tenant, Flanders leased to tenant and square feet, consisting of approximately 34,960 square feet of space located on the first and second floor, and the contiguous 22,155 square feet of space located in the one story section (collectively, the "Premises") of a building situated at 115 Flanders Road, Westborough, MA, all as more particularly described in the Lease Agreement.

     WHEREAS, said Lease Agreement has been amended as set forth in (i) a Lease Addendum dated August 28, 1987, (ii) a Lease Addendum dated January 5, 1988, and
(iii) a certain undated Lease Extension and Modification Agreement effective as of January 1, 1992 (the "Lease Extension"). (said Lease Agreement as amended is referred to as the "Lease");

     WHEREAS, pursuant to a certain Assignment of Leases dated February 5, 1988, Flanders assigned its right, title and interest under the Lease to Landlord;

     WHEREAS, the term of the Lease expires on April 30, 1994; and

     WHEREAS, Landlord and Tenant desire to extend the term of the Lease and to further modify the Lease on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00), the receipt and sufficiency of which are mutually acknowledged, Landlord and Tenant agree as follows:

     1. The term of the Lease is hereby extended for forty-four (44) months, from April 30, 1994 through and including December 31, 1997.
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     2.   Effective as of January 1, 1993, the Base Rent for the Premises shall be reduced from $359,824.50 per annum to $291,286.50 per annum payable in twelve
(12) equal monthly installments of $24,273.00 for the remainder of the Term on the first day of each and every month. Tenant shall be responsible for eighty eight and six tenths percent (88.6%) of all operating, tax, maintenance and repair expenses as stated in the Lease. As of January 1, 1993, Tenant's "proportionate share", as such term is used in the Lease, shall be deemed to be 88.6%.

     3. In addition to the Premises, Tenant shall lease the premises shown and designated on Exhibit A attached thereto and made a part hereof, consisting of 7,462 rentable square feet, more or less, and located at 115 Flanders Road (the "Additional Space"), if the present tenant, Failure Analysis, fails to exercise its option to lease the Additional Space. In the event Tenant is so obligated to lease the Additional Space, such lease shall be upon the following terms and conditions.

     Landlord shall notify Tenant in writing (the "Expansion Notification") of the availability of the Additional Space if Failure Analysis fails to exercise its option with respect to the Additional Space and subsequently vacates such space. Provided the Additional Space is available for rent by Tenant, Tenant shall lease the Additional Space commencing on the later to occur of (i) July 31, 1993 or (ii) thirty days after notice of the date of its availability (the "Additional Space Commencement Date") and expiring on December 31, 1997; provided, however, that this agreement to lease the Additional Space shall lapse and be of not force and effect whatsoever unless Tenant shall have been given prior written notice of the availability of such space by January 15, 1994. Subject to the terms of the Lease regarding construction in the Premises, Tenant shall be entitled to enter the Additional of the space outlined in the Expansion Notification, and the Additional Space Commencement Date for purposes of making tenant improvements to the Additional Space, such use to be at no rental cost to Tenant; provided, however, that if Tenant earlier occupies the Additional Space for its intended purpose, the commencement date of the Lease of the Additional Space shall be deemed to be such date of occupancy, rather than the Additional Space Commencement Date as set forth above. The lease of the Additional Space shall be evidenced by an amendment to Lease and shall be upon all of the terms and conditions of this Lease except that Tenant's "proportionate share" of tax, operating, repair and maintenance expenses, as provided for the Lease shall be increased to 100% and shall not be payable by tenant from July 1, 1993 through and including the Additional Space Commencement Date. During the period beginning on the first day following the Additional Space Commencement Date (subject to the provisions of the previous of the previous sentence) until December 31, 1997, Base Rent for the Additional Space shall be Thirty-Eight Thousand Fifty-Six Dollars ($38,056.00) per annum payable in twelve (12) equal monthly installments of Three Thousand One Hundred Seventy-One and 33/100 Dollars ($3,171.33) each on the first day of each and every month (or a pro rata portion if the Additional Space Commencement Date occurs on other than the first day of the month). The

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Additional Space shall be delivered to Tenant in broom-clean condition, but otherwise shall be delivered "AS IS" without representation or warranty. If the Additional Space Commencement Date has not occurred by October 31, 1993, Tenant shall have the following holdover rights. Reference is hereby made to a Sublease between Sytron Corporation and Tenant date June 19, 1991 of certain premises (the "Holdover Premises") located at 117 Flanders Road (the "Holdover Lease"), which lease expires October 31, 1993. In the event that the Additional Space Commencement Date for the Additional Premises has not occurred by October 31, 1993 as provided herein, Tenant shall have the right to remain on a month to month tenancy in the Holdover Premises after the expiration of the Holdover Lease until the earlier of (i) thirty days after notice is given to Tenant of the Existing Tenant vacating the Additional Premises, or (ii) February 28, 1994 (the "Holdover Period") provided, however that if, pursuant to the foregoing, such month to month tenancy expires during the month of December, Tenant shall have the right to extend such month to month tenancy to January 5, 1994. Tenants occupancy of the Holdover Premises during the Holdover Period shall be upon all of the terms and conditions of the Holdover Lease except that Base Rent during such period shall be at a rate of Thirty Eight Thousand Fifty Six Dollars ($38,056.00) ($3,171.33 monthly), and Tenant's proportionate share shall be ratably adjusted to reflect a change in the square footage of the Holdover Premises as if the Holdover Premises were 7,462 square feet (except that electrical charges shall reflect actual usage by Tenant).

     4. Provided that, at the time of such exercise, this Lease is still in full force and effect without default by Tenant beyond applicable grade periods and Tenant occupies at least seventy-five percent (75%) of the Premises for its own business purposes, Tenant shall have the right and option (the "Extension Options") to extend the Term of this Lease for two (2) extended terms and three
(3) years each (each an "Extended Term"). Each Extended Term shall commence on the day immediately succeeding the expiration date of the then existing Term and shall end on the day immediately preceding the third anniversary of the first day of such Extended Term. Tenant shall exercise its Extension Option for the Extended Term by giving written notice to Landlord of its desire to do so not later than six (6) months prior to the expiration date of the then existing Term. The giving of such notice by Tenant shall automatically extend the Term of this Lease for the applicable Extended Term (except as hereinafter set forth), and not instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord this lease shall automatically terminate at the end of the then current Term and Tenant shall have no further option to extend the Term of this lease. Landlord and Tenant agree that they have specifically bargained for such option right and notice provision, that Landlord requires certainty in order to conduct its business, that any attempt to exercise said option to renew after the date 180 days prior to the expiration of the Term or first Extended Term, as the case may be, will operate to the detriment of the Landlord and that termination of this renewal option after such date shall not operate to the detriment of the Tenant. Accordingly, both parties agree that Tenant shall not be

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allowed under any circumstances to exercise it renewal rights after such date even if such failure was due to honest mistake or otherwise. The Extended Terms shall be on all the terms and conditions of this Lease, except (i) during any Extended Term, the extension provisions of this Section relative to the Extended Term then in effect shall not be effective, (ii) during the first Extended Term, Base Rent shall equal one hundred twenty-five percent (125%) of the Base Rent in effect during the last year of the preceding Term of this Lease, and (iii) during the second fair market rent for the space but in any event not less than the Base Rent payable during the last year of the first Extended Term. As used in the immediately preceding sentence, fair market rent means the rent then prevalent for new rentals of similar space in similar quality buildings in the Metro West area. (a) Landlord and Tenant will have thirty (30) days after Landlord receives the option notice from Tenant within which to agree on the monthly rent value of the Premises. If they agree on the monthly rent within thirty (30) day, they will amend this Lease by stating the monthly rent. (b) If they are unable to agree on the monthly rent for the second Extended Term within thirty (30) days, this Lease shall automatically terminate at the end of the ten current term unless both Landlord and Tenant, within ten (10) days following expiration of such thirty (30) day period, elect to follow the Appraisal Process set forth in Subsection 9c) below for the determination of fair market rent within said thirty (30) day period. (c) Within twenty (20) days after the expiration of the thirty (30) day period set forth in Subsection (a) above, Landlord and Tenant will each appoint a real estate appraiser with at least five
(5) years full-time commercial appraisal experience in the area in which the Premises are located to appraise the fair market rental value of the Premises. If either party does not appoint an appraiser within such twenty (20) day period and notify the other party in writing of this selection, the single appraiser appointed will be the sole appraiser and will set the fair market rental value of the Premises. If two (2) appraisers are appointed pursuant to this Subsection
(c), they will meet promptly and attempt to set the then fair market rental value of the Premises. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they will attempt to elect a third appraiser meeting the qualifications stated in this Subsection (c) within ten
(10) days after the end of the aforesaid thirty-day period. If they are unable to agree on the third appraiser, either the Landlord or the Tenant, by giving ten (10) days prior notice to the other, may apply to the ten presiding judge of the local circuit or district court having primary jurisdiction for civil matters in the area in which the Premises are located for the selection of a third appraiser who meets the qualifications stated in this Subsection (c). Landlord and Tenant will each bear on-half (1/2) of the cost of appointing the third appraiser and of the third appraiser's fee as well as the cost of their respective appointed appraisers. The third appraiser, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers will set the then fair market rental value of the Premises. If a majority of the appraisers are unable to set the then fair market rental value of the Premises

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within thirty (30) days after selection of the third appraiser, the three (3)
appraisals will be averaged and the average will be the then fair market rental value of the Premises.

     Upon determination of the Base Rent for the second Extended Term pursuant to the foregoing, the parties agree to execute an amendment to the Lease acknowledging the same.

     5. The provisions of paragraph 24 of the Lease Agreement and, in the Lease Extension, the last sentence of paragraph 1 and all of paragraph 3, are hereby deleted in their entirety and are of no further force or effect.

     6. The following provision is hereby added to the Lease and shall be effective notwithstanding anything in the Lease to the contrary:

     In the event of any transfer(s) of Landlord's interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

     7. The following provision is hereby added to the Lease and shall be effective notwithstanding anything in the Lease to the contrary:

     (i) As hereinafter used, the term "Hazardous Material" shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the food and Drug Administration, and any federal agencies that have overlapping jurisdiction with such state agencies, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

    (ii) Tenant agrees not to introduce any Hazardous Material in, on or adjacent to the Premises without complying with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use or disposal, and clean-up of Hazardous Materials, including, but not limited to, the obtaining of proper permits.

   (iii) Tenant shall immediately notify Landlord of any inquiry, test, investigation, or enforcement proceeding against Landlord or the

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         Premises concerning a Hazardous Material. Tenant acknowledges that
         Landlord, as the owner of the Premises, shall have the right, at its election, in its own name or as Landlord's agent, to negotiate, defend, approve, and appeal, at Landlord's own expense, any action taken or order issued with regard to a Hazardous Material by an applicable governmental authority.

    (iv) If Tenant's storage, use or disposal of any Hazardous Material in, on or adjacent to the Premises results in any contamination of the Premises, the soil or surface or groundwater (i) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or, (ii) at levels which could materially diminish the value of the Building or present a safety or health risk to tenants, employees, licensees, invitees or others on or affected by the property of which the Premises are a part, Tenant agrees to perform such remediation as required by the applicable statute, ordinance, regulation or policies, or as otherwise required by the governmental agency having jurisdiction over such contamination. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs, fees, including attorneys' fees and costs, arising out of or in connection with any such remediation, or any inquiry or enforcement proceeding in connection therewith, and any Hazardous Materials currently or hereafter released or disposed of by Tenant or its agents, employees, contractors or invitees on or about the Premises.

     (v) Notwithstanding any other right of entry granted to Landlord under this Lease, Landlord shall have the right to enter the Premises or to have consultants enter the Premises throughout the term of this Lease for the purpose of determining: (1) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances, and policies including those pertaining to the environmental condition of the Premises (2) whether Tenant has complied with this paragraph. Tenant agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples. Landlord shall not be limited in the number of such inspections during the term of this Lease. The right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord's part to inspect the Premises, or liability of Landlord for Tenant's use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith. Any inspection performed by Landlord hereunder shall be conducted only after ten (1)) business days notice to Tenant (such notice not being required in the event of an emergency),

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         and shall be performed in such a manner as to not materially interfere with Tenant's use and enjoyment of the Premises, including without limitation, the parking areas and driveway serving the Premises.

    (vi) Tenant shall surrender the Premises to landlord upon the expiration or earlier termination of this Lease in compliance with the requirements of subparagraph 7(iv) above.

   (vii) Tenant's obligations under this paragraph shall survive termination of this Lease.

     8. The Lease, as hereinbefore extended and modified, is hereby ratified and confirmed.

                                    LANDLORD:

                                    AETNA REAL ESTATE ASSOCIATES, L.P.

Witness:  /s/ Maria Leblanc         By:  Aetna/AREA Corporation
          Purvis                      Its: General Partner

                                    By:  /s/  David A. Cush
                                      Its:  President

                                    Hereunto duly authorized


                                    TENANT:

                                    BANYAN SYSTEMS INCORPORATED


                                    By:   /s/ Jeffrey D. Glidden

                                    Name:   Jeffrey D. Glidden

                                    Title:  Vice President and Chief
                                            Financial Officer

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